EXHIBIT 99.1

Investor and Analyst Contact: Jeffrey S. Beyersdorfer (602) 286-1530	Media Contact: Gary Hanson (602) 286-1777

WESTERN REFINING ANNOUNCES $200 MILLION STOCK REPURCHASE PROGRAM
DECLARES THIRD QUARTER DIVIDEND OF $0.08 PER SHARE

EL PASO, Texas - July 18, 2012 - Western Refining, Inc. (NYSE:WNR) today announced that its Board of Directors has authorized a share repurchase program of up to $200 million.  The share repurchases may be made from time-to-time through open market transactions, block trades, privately negotiated transactions or otherwise and are subject to market conditions, as well as corporate, regulatory, and other considerations.  This share repurchase program may be discontinued at any time by the Board of Directors.

Additionally, the Company’s Board of Directors approved a cash dividend of $0.08 per share of common stock for the third quarter of 2012.  The dividend will be paid on August 13, 2012, to shareholders of record at the close of market on July 27, 2012.

Jeff Stevens, Western’s President and Chief Executive Officer, commented, “We have made tremendous progress in strengthening the Company’s balance sheet and these actions demonstrate our commitment to delivering value to our shareholders.  This share repurchase, in part, is to address potential shareholder dilution related to our convertible notes which mature in 2014.  In addition to the share repurchase program, we are pleased to be able to double the cash dividend for the third quarter.”

Stevens continued, “Given that we have significantly reduced our debt and have confidence in the sustainability of the current margin environment, we are pleased to increase the level of cash being returned to shareholders through this dividend.”

About Western Refining
Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. Western operates refineries in El Paso, and Gallup, New Mexico. Western’s asset portfolio also includes stand alone refined products terminals in Albuquerque and Bloomfield, New Mexico; asphalt terminals in Phoenix and Tucson, Arizona, Albuquerque, and El Paso; retail service stations and convenience stores in Arizona, Colorado, New Mexico and Texas; a fleet of crude oil and finished product truck transports; and wholesale petroleum products operations in Arizona, California, Colorado, Maryland, Nevada, New Mexico, Texas, and Virginia. More information about the Company is available at www.wnr.com.

Cautionary Statement on Forward-Looking Statements
This press release contains forward-looking statements which are protected as forward looking statements under the Private Litigation Securities Reform Act of 1995.  The forward-looking statements contained herein include statements about possible repurchases of shares under the share repurchase program, shareholder dilution relating to our convertible notes, future cash dividends, and the sustainability of the current margin environment.  These statements are subject to the general risks inherent in our business.  Our expectations may or may not be realized.  Some of our expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, Western’s business and operations involve numerous risks and uncertainties, many of which are beyond Western’s control, which could materially affect

Western’s financial condition, results of operations and cash flows.  Additional information relating to the uncertainties affecting Western’s business is contained in its filings with the Securities and Exchange Commission to which you are referred.  The forward-looking statements are only as of the date made, and Western does not undertake any obligation to (and expressly disclaims any obligation to) update any forward looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.